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                      AGREEMENT FOR THE SALE OF REAL ESTATE

         This AGREEMENT FOR THE SALE OF REAL ESTATE, hereinafter, "Agreement", is made this ______ day of __________, 2002, by and between CEDAR INCOME FUND PARTNERSHIP, L.P., a limited partnership organized and existing under the laws of the State of Delaware having a principal place of business located at 44 South Bayles Avenue, Port Washington, New York, 11050, hereinafter referred to as "Buyer", and DOUBLE M DEVELOPMENT, a Pennsylvania general partnership comprised of Mark G. Caldwell and Martin L Grass, having a principal place of business located at 434 North Front Street, Wormleysburg, Cumberland County, Pennsylvania 17043, hereinafter referred to as "Seller".

                              W I T N E S S E T H:

         WHEREAS, Seller owns a tract of land upon which it has erected a Giant supermarket- anchored shopping center of approximately 6.76 acres, more or less, located in Fairview Township, York County, Pennsylvania, having an address of Fairview Plaza, Old York Road, New Cumberland, Pennsylvania 17070, and bearing York County Tax Assessment Parcel No. 000-SF-0088-BO-00000; and

         WHEREAS, Buyer, subject to the requisites, conditions and terms as set forth in this Agreement, desires to purchase said real estate and the parties do wish, therefore, to set forth the actual terms of purchase as hereinafter provided.

         NOW, THEREFORE, Buyer and Seller, each intending to be legally bound hereby, do covenant and agree as follows:

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         1.       PROPERTY.

         Seller agrees to sell, and Buyer agrees to buy, all of the following (collectively, the "Property"):

          a. A certain tract of land upon which Seller has erected a Giant supermarket-anchored shopping center of approximately 6.76 acres, more or less, located in Fairview Township, York County, Pennsylvania, having an address of Fairview Plaza, Old York Road, New Cumberland, Pennsylvania 17070, and bearing York County Tax Assessment Parcel No. 000-SF-0088-BO-00000 (hereinafter, the "Premises"). The Premises does include any buildings, improvements, privileges, rights, including development rights and governmental approvals, easements and appurtenances thereunto belonging and all of Seller's right, title and interest, if any, in and to the land lying within any street, alley, roadway or property adjoining the Premises;

         b. The Seller's interest in the leases, and the rents due thereon (together with all security deposits, and Seller's rights, to the extent assignable to, to all guaranties securing the performance of the tenants' obligations thereunder), being all leases of all or any portion of the Premises, including the leases as listed on Exhibit "A" hereto and leases which may be made by Seller after the date of this Agreement and prior to closing as permitted by this Agreement, (the "Leases");

         c. The tangible personal property, being all equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, and Seller's interest in any such property leased by Seller, now or hereafter located in and used in connection with the operation, ownership or management of the Premises, ("Tangible Personal Property");

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         d. The intangible personal property, being all intangible personal property related to the Premises and the improvements, including, without limitation: all trade names and trade marks associated with the Premises and the improvements, including Seller's rights and interests in the name of the Premises; the plans and specifications and other architectural and engineering drawings for the improvements; warranties; contract rights related to the construction, operation, ownership or management of the Premises (but only to the extent Seller's obligations hereunder are expressly assumed by Buyer pursuant to this Agreement); governmental permits, approvals and licenses (to the extent assignable); and all records relating to the Premises, ("Intangible Personal Property");

         e. If Closing occurs, all of Seller's right, title and interest in and to any unpaid award for the taking by eminent domain or condemnation of all or any portion of the Premises.

         2. PURCHASE PRICE.. The purchase price for the Premises shall be Eight Million and 00/100 ($8,000,000.00) Dollars, subject to prorations and adjustments as provided in this Agreement. The purchase price shall be paid as follows:

                  a) the sum of Fifty Thousand and 00/100 ($50,000.00) Dollars to be placed in escrow upon execution of this Agreement, of which Five Thousand and 00/100 ($5,000.00) Dollars shall be non-refundable, as hereinafter provided, but all sums (such amount, together with interest accruing thereon, the "First Deposit") to be credited to the purchase price; and

                  b) the sum of Fifty Thousand and 00/100 ($50,000.00) Dollars (such amount, together with interest accruing thereon, the "Second Deposit") (the "First Deposit" and the "Second Deposit", collectively, the "Deposit") to be placed in escrow upon completion of the due diligence period, as hereinafter defined, to be credited to the purchase price; and

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                  c) the balance to be paid at Closing as hereinafter provided.
All sums shall be held in escrow by Buyer's title insurance company, New York Land Services, Ltd., as agent for Title Insurance Company, in an interest-bearing account with all interest accruing to the benefit of Buyer. The title insurance company shall act as the escrow agent (the, "Escrow Agent") and shall disburse the sums held at Closing or upon written direction of Buyer and Seller, or as otherwise provided under this Agreement. In the event of any dispute between Buyer and Seller, the Escrow Agent shall deposit the sums with the Court of Common Pleas of Cumberland County or to any impartial party or trustee as agreed between Buyer and Seller to hold said sums in accordance until further direction of Buyer and Seller or final Court order.

         3. TITLE. Title to the Premises shall be good and marketable, fee simple title, free and clear of all liens, claims of adverse possession or prescriptive rights, easements, covenants, restrictions and other encumbrances which directly adversely impact upon the present use of the Premises ("Encumbrances") whatsoever, as shall be insurable as such at regular rates by title companies licensed to do business in the Commonwealth of Pennsylvania. Buyer shall have the sole but reasonable discretion to determine whether the title is acceptable to Buyer for the use set forth herein and such determination is an absolute condition precedent to Buyer's obligations hereunder, provided that Buyer informs Seller of any unacceptable title conditions ("Buyer's Objections") prior to the end of the due diligence period, exclusive of title conditions which arise subsequent to the due diligence period but prior to Settlement. Buyer shall perform its initial title examination within the due diligence period and at that time give a preliminary written notice to the Seller concerning the acceptability of title. A final title examination will be done prior to transfer of title. In the event, however, Buyer would determine that title is not acceptable, Buyer shall timely provide Seller

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written notice of any defects, deficiency, clouds in said title, and Seller shall, within ten (10) days after receipt of Buyer's Title Objections, give written notice to Buyer ("Seller's Notice") stating whether Seller will cure all Buyer's Objections on or prior to the Closing, or which of such objections Seller will refuse to cure. If Seller's Notice indicates that Seller refuses to cure any Buyer's Objection, then Buyer shall have the option to take title with the objectionable condition "as- is" or terminate this Agreement on written notice to Seller given within ten (10) days of receipt of Seller's Notice, in which event Escrow Agent shall refund the Deposit to Buyer, whereupon neither party shall have any further duty or obligation to the other. Seller shall at Closing, convey marketable title free and clear of all Buyer's Objections which Seller agreed in Seller's Notice Seller would cure. In addition, and notwithstanding anything to the contrary set forth in this Agreement, Seller shall cure at or prior to Closing any Encumbrance which can be removed at time of Closing by payment of liquidated amount or by posting a bond, as well as any Encumbrance arising after the date of Buyer's delivery of Buyer's Objections and prior to the Closing Date, except for any of the foregoing arising from the acts or omissions of Buyer, its agents, contractors or employees. Seller shall not be obligated to cure non-liquidated Encumbrances (e.g., easements, covenants and restrictions) of record as of the date of Buyer's Objection and which Seller advises Buyer in Seller's Notice that Seller does not wish to cure. Seller shall have a period not to exceed forty-five (45) days to cure any Buyer's Objection to Buyer's reasonable satisfaction, which may require ana appropriate extension of the Closing Date.

         4. PROPERTY INFORMATION AND DOCUMENTATION. To the extent such items are in Seller's possession or control, Seller shall provide to Buyer the following (the, "Property

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Information"), to the extent not previously provided to Buyer, and to the extent applicable and/or in existence, within seven (7) business days after the date of this Agreement:

                  a) Rent Roll - Seller has previously furnished to Cassidy & Pinkard, who has in turn furnished to Buyer, a rent roll for the Property, a true and correct copy of which is marked Exhibit "A", incorporated herein by reference thereto and made a part hereof. However, Seller will, in addition, provide a current delinquency report upon seven (7) business days after the date of this Agreement. Not more than four (4) days before date of Closing (the, "Closing Date'), Seller shall deliver to Buyer an updated Rent Roll certified by Seller as true and accurate as of the date delivered bearing no material variations from the Rent Roll attached hereto as Exhibit "A";

         b) Operating Statements. Operating statements of the Premises in the form utilized by Seller for the thirty-six (36) months preceding this Agreement ("Operating Statements");

         c) Tax Statements. Copies or a summary of ad valorem tax statements relating to the Premises for the current year or other current tax period (if available) and the twenty-four (24) months preceding this Agreement;

         d) Leases. Copies of all Leases (including all amendments and guarantees) and a list ("Commission Schedule") of commission agreements related to the Leases or the Premises;

         e) Service Contracts. A list together with copies of all management, service, supply, equipment rental, and other contracts related to the operation of the Premises ("Service Contracts");

         f) Maintenance Records. All available maintenance work orders for the twelve (12) months preceding this Agreement;

         g) List of Capital Improvements. A list of all capital improvements known to Seller and performed on the Premises within the twenty-four (24) months preceding this Agreement;

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         h) Other Reports. Any other report, document, study, material or information (including, without limitation, environmental and soils reports) in Seller's possession or control related to the Premises;

         i) Plans and Specifications. All construction plans and specifications in Seller's possession relating to the original development of the Premises and any major capital repairs or tenant improvements; and

         j) Existing Title and Survey Documents. Copy of Seller's existing title insurance policy and any existing surveys of the Premises, to include the approved Land Development Plan; and

         k) Utility Bills. Copies of utility bills for a period of the twelve
(12) previous months preceding this Agreement;

         l) Tenant Billings. Copies of all tenant billings for CAM, taxes and insurance for the preceding 24 months and the amounts paid by tenants therefor.

         Upon delivery of the last item of Property Information, Seller shall promptly deliver to Buyer a written notice (the, "Property Information Notice") certifying that all such deliveries have been completed together with an itemization of the matters delivered or made available to Buyer. The term "Commencement Date" shall mean the date upon which the Property Information Notice is received by Buyer or, if the Seller does not send a Property Information Notice, then the date the Buyer reasonably determines that it has received all of the Property Information. Notwithstanding the foregoing, under no circumstances shall the Commencement Date be earlier than the date of this Agreement. Seller shall have an ongoing obligation during the pendency of this Agreement to provide Buyer with any document described above and coming into Seller's possession or produced

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by Seller after the initial delivery of the Property Information. If Buyer does not purchase the Premises, all materials provided to Buyer, in accord with this Paragraph 4, or otherwise, shall be promptly returned to Seller.

         5. DUE DILIGENCE. Buyer shall have, through the last day of the due diligence period, which shall be thirty (30) days from the Commencement Date, or five (5) days from the date Buyer receives an appraisal of the Premises and Phase I environmental report, whichever is later (but in no event later than forty-five (45) days from the Commencement Date), in which to examine, inspect and investigate the Premises and, in Buyer's sole and absolute judgment and discretion, to determine whether the Premises is acceptable to Buyer and to obtain all necessary internal approvals, (the "Due Diligence Period"). In the event the Buyer determines in its reasonable discretion that a Phase II environmental report is necessary to permit Buyer to complete Buyer's due diligence, the Due Diligence Period shall be extended for a reasonable period of time, not to exceed thirty (30) days, from the date the Buyer receives the Phase I environmental report. If Buyer, by written notice to Seller, waives its right to terminate this Agreement pursuant to this Paragraph prior to the last day of the Due Diligence Period, then the Due Diligence Period shall be deemed to have ended on the date such notice is received by Seller. Notwithstanding anything to the contrary in this Agreement, Buyer may terminate this Agreement by giving notice of termination to Seller (the, "Due Diligence Termination Notice") on or before the last day of the Due Diligence Period. If Buyer does not give the Due Diligence Termination Notice, this Agreement shall continue in full force and effect. If this Agreement terminates pursuant to this Paragraph, the First Deposit, other than the $5,000.00 identified as non-refundable, shall be refunded to Buyer immediately, and all further rights and obligations of the parties under this Agreement shall terminate. If this Agreement is not terminated

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pursuant to this Paragraph, Buyer shall have the obligation to immediately place in escrow the Second Deposit and the Deposit (i.e, First Deposit and Second Deposit) which shall then be deemed non-refundable absent Seller's breach. In the event that Buyer would not proceed with this Agreement, it shall furnish to Seller copies of all tests, surveys, reports and inspections obtained by Buyer without cost. Seller shall receive notice of the performance of any tests and inspections and have the right to be present.

         Buyer shall have reasonable access to the Premises for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including intrusive inspection and sampling), and any other inspections, studies or tests reasonably required by Buyer, but in a manner not disruptive of ongoing business. Seller shall cooperate with Buyer and enforce the provisions of existing tenants' leases, if necessary to facilitate Buyer's access and inspections. Buyer shall keep the Premises free and clear of any liens and will indemnify, defend and hold Seller harmless from all claims and liabilities asserted against Seller as a result of any such entry by Buyer, its agents, employees or representatives. If any inspection or tests disturbs the Premises, Buyer will restore the Premises to the same condition as existed prior to any such inspection or test. Buyer and its agents, employees and representatives shall have a continuing right of reasonable access to the Premises during the pendency of this Agreement for the purpose of examining and making copies of all books and records and other materials relating to the Premises in Seller's or its property manager's possession and Buyer shall have the right to conduct a "walk-through" of the Premises prior to Closing upon appropriate notice to tenants as permitted under the Leases. In the course of its investigations, Buyer may make inquiries to third parties, including, without limitation, tenants, lenders, contractors, property managers, parties to Service Contracts and municipal, local and other

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government officials and representatives, and Seller consents to such inquiries, provided same are performed in a professional manner and does not disrupt any ongoing business. The obligations of the Buyer under this Paragraph shall survive the termination of this Agreement.

         6. TENANT ESTOPPELS. Seller shall secure and deliver to Buyer, no later than five (5) business days before the Closing Date, estoppel certificates from Giant Food Stores, Inc., Pennsylvania Liquor Control Board, McDonalds Corporation and seventy-five percent (75%) of the other tenants in the form of Exhibit "B" attached hereto ("Tenant Estoppels"). The Tenant Estoppels shall be delivered to the tenants no earlier than twenty (20) days prior to the Closing Date. Seller shall provide Buyer with copies of the Tenant Estoppels for Buyer's review and comment before delivering the Tenant Estoppels to tenants. Buyer's obligation to close the transaction contemplated under this Agreement is subject to the condition that as of Closing: (i) Estoppel Certificates for all Leases consistent with the Rent Roll and the representations of Seller in Paragraph 10 have been delivered to Buyer, (ii) no material default or claim by landlord or tenant shall have arisen under any Leases that was not specifically disclosed in the Rent Roll; and (iii) no tenant shall have initiated or had initiated against it any insolvency, bankruptcy, receivership or other similar proceeding. Seller shall use its best efforts to obtain and timely deliver the required certificates. In the event all required certificates are not available by the date of Closing, Closing shall be continued for up to seven (7) business days to acquire same.

         7. SERVICE CONTRACTS. During the Due Diligence Period, the parties will endeavor to agree as to which Service Contracts Buyer will assume and which Service Contracts, to the extent legally possible, will be terminated by Seller at Closing. Buyer will assume the obligations arising from and after the Closing Date under those Service Contracts that are not in

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default as of the Closing Date and which Seller and Buyer have agreed will not be terminated and those Service Contracts which, by their terms, are not capable of termination at that time. Seller shall terminate at Closing all Service Contracts that are not so assumed and are legally capable of being terminated at that time. Seller shall terminate at Closing, and Buyer shall not assume, any property management agreement affecting the Premises.

         8.       OPERATIONS AND RISK OF LOSS.

                  A. Ongoing Operations. During the pendency of this Agreement:

                  1. Performance Under Leases, Service Contracts and Loans. Seller shall (i) carry on its business and activities relating to the Premises substantially in the same manner as it did before the date of this Agreement, and (ii) perform its material obligations under the Leases and Service Contracts and other agreements that may affect the Premises. Effective as of the Closing Date, each party agrees to indemnify and hold the other harmless from any default or breach by the other under the Service Contracts and Leases assumed by Buyer.

                  2. New Contracts. Seller will not enter into any contract that will be an obligation affecting the Premises subsequent to the Closing except contracts entered into in the ordinary course of business that are terminable without cause on thirty (30) days' notice.

                  3. Listings and Other Offers. Seller will not list the Premises with any broker or otherwise solicit or make or accept any offers to sell the Premises, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Premises, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Premises.

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                  4. Leasing Arrangements. Seller will not amend, terminate or enter into any Lease without Buyer's prior written consent in such instance, which consent shall not be unreasonably withheld, delayed or conditioned.

                  5. Removal and Replacement of Tangible Personal Property. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of equal quality and quantity as existed as of the time of its removal.

         B. Damage. Risk of loss up to and including the Closing Date shall be borne by Seller. In the event of any material damage to or destruction of the Premises or any portion thereof, Buyer may, at its option, by notice to Seller given within ten (10) days after Seller notifies Buyer of such damage or destruction (and, if necessary, the Closing Date shall be extended to give Buyer the full 10-day period to make such election): (i) terminate this Agreement and the Deposit shall be immediately returned to Buyer, or (ii) proceed under this Agreement, receive any insurance proceeds for property repair and replacement (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Buyer shall receive a credit at Closing for any deductible, uninsured or coinsured amount under said insurance policies. If Buyer elects (ii) above, Buyer may extend the closing Date for up to an additional 30-day period in which to obtain insurance settlement agreements under Seller's insurers, and Seller will cooperate with Buyer in obtaining the insurance proceeds and such agreements from Seller's insurers. If the Premises is not materially damaged, then Buyer shall not have the right to terminate this Agreement, but Seller shall, at its cost, repair the damage before the Closing in a manner reasonably satisfactory to Buyer or, if repairs cannot be

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completed before Closing, credit Buyer at Closing for the reasonable cost to complete the repair. "Material damage" and "Materially damaged" means damage (i) reasonably exceeding two (2%) percent of the purchase price to repair, (ii) that entitles a tenant to terminate its Lease, or (iii) which, in Buyer's reasonable estimation, will take longer than ninety (90) days to repair.

         C. Condemnation. In the event any proceedings in eminent domain are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Premises or any portion thereof, Buyer may, at its option, by notice to Seller given within ten (10) business days after Seller notifies Buyer of such proceedings (and, if necessary, the Closing Date shall be extended to give Buyer the full 10-business day period to make such election):
(i) terminate this Agreement and all deposit money shall be immediately returned to Buyer, or (ii) proceed under this Agreement, in which event Seller shall, at Closing, assign to Buyer its entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.

         9.       REAL ESTATE TAXES AND ASSESSMENTS.

                  A. Real Estate Taxes. Real estate taxes and assessments shall be apportioned between the parties as of the date of Closing on a calendar or fiscal year basis, as may be appropriate. All water, sewer, refuse and all other utility charges, and/or lienable charges or assessments shall be paid by Seller up to the time of Closing. Interest and penalties, if any, shall be computed to a date occurring one (1) business day after the Closing Date.

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                  B. Rent. Buyer shall receive a credit for any rent and other income (and any applicable state or local tax on rent) under Leases collected by Seller before Closing that applies to any period after Closing. Uncollected rents and other uncollected income shall not be prorated at Closing. After Closing, Buyer shall apply all rent and income collected by Buyer from a tenant, unless the tenant properly identifies the payment as being for a specific item, first to such tenant's monthly rental for the month in which the Closing occurred and then to arrearages in the reverse order in which they were due, promptly remitting to Seller, after deducting collection costs, any rent properly allocable to Seller's period of ownership. Buyer shall bill and attempt to collect such rent arrearage in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearage. Seller shall have the right to seek collection of any rents or other required income due applicable to any period before the Closing, upon notice to Buyer, if Seller has not received same, upon sixty (60) days after Closing. Any rent or other income received by Seller after Closing which is owed to Buyer shall be held in trust and remitted to Buyer promptly after receipt. This sub-section B. shall survive the Closing.

         C. Additional Rent. Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, "Operating Expenses Pass-Throughs") incurred by Seller in connection with the ownership, operation, maintenance, and management of the Premises. If Seller collected estimated prepayments of Operating Expense Pass-Throughs in excess of any tenant's share of such expenses, then, if the excess can be determined by the Closing, Buyer shall receive a credit for the excess or, if the excess cannot be determined at Closing, Buyer shall receive a credit based upon an estimate, and the parties shall make an adjusting payment between them when

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the correct amount can be determined. In either event, Buyer shall be responsible for crediting or repaying those amounts to the appropriate tenants. If Seller collected estimated prepayments of Operating Expense Pass-Throughs attributable to any period after Closing, Seller shall pay or credit any such amounts to Buyer at Closing. To the extent that estimated payments of Operating Expense Pass-Throughs are required to be paid monthly by any tenant, and at the end of such tenant's lease year, or the calendar year, such estimated amounts are to be recalculated based upon actual amounts for that lease year or calendar year, with the appropriate adjustments being made with such tenants' then-Operating Expense Pass-Throughs for such tenant shall be finally prorated between Seller and Buyer at the time of such reconciliation with the tenant, using the Date of Closing as the proration date. At the time(s) of final calculation and collection from (or refund to) each tenant of the amounts in reconciliation of actual Operating Expense pass-Throughs for such period which have been collected, there shall be a re-proration between Seller and Buyer, taking into account the additional amount collected from (or refunded to) each tenant. In furtherance of the foregoing, if, with respect to any tenant, the recalculated Operating Expense Pass-Throughs is less than the estimated amount paid by such tenant, and a refund is paid by Buyer to such tenant, then the portion of the refund allocable to the period prior to the Closing, to the extent previously paid to or collected by Seller, shall be refunded by Seller to Buyer. If, with respect to any tenant, the recalculated Operating Expense Pass-Throughs exceeds the estimated amount paid by such tenant, and the shortfall is collected by Buyer from such tenant, the portion of such shortfall allocable to the period prior to the Closing, to the extent not previously paid to or collected by Seller, shall be paid by Buyer to Seller. Notwithstanding the foregoing, there shall, however, be an initial proration at Closing with regard to all Operating Expense Pass-Throughs. The Seller shall provide Buyer no later than ten (10) days

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before the Closing Date with invoices, purchase orders and other documentation sufficient to establish Operating Expense Pass-Throughs for the Property incurred by Seller prior and up to the Closing Date, together with evidence of all amounts collected by tenants as of the Closing Date for such Operating Expense Pass-Throughs, so that Buyer can complete the year-end reconciliation billings to Tenants for Operating Expense Pass-Throughs.

         D. Service Contracts. Seller or Buyer, as the case may be, shall receive a credit for regular charges under Service Contracts assumed by Buyer pursuant to this Agreement paid and applicable to Buyer's period of ownership or payable and applicable to Seller's period of ownership, respectively. (It is noted that other than the contract for landscaping services, which runs the end of the calendar year, and the pest control contract, which runs on an annual term, the current term expiring October 16, 2002, all service contracts are terminable upon three (3) days notice, except the security contract which is terminable upon ninety (90) days notice.)

         E. Leasing Commissions. Leasing commissions for which Seller has paid in advance shall not be apportioned, nor shall Seller receive a credit therefor. However, there are two (2) leasing commission agreements, which are paid annually, to wit: Subway Real Estate Corp. and Holiday Hair, Inc., which commission obligation shall be prorated as of Closing. (Buyer shall be responsible for all further leasing commissions that are billed annually.) Buyer shall furthermore have any and all responsibilities for any leasing commissions due for any and all periods after the Closing Date, to include, with respect to any option to renew or expand not yet exercised by the respective tenant as of Closing. Buyer shall pay all leasing commissions with respect to any new lease or lease amendment executed after the date of this Agreement, provided that Buyer shall pre-approve in writing such new lease or lease amendment and the amount of such commission.

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         F. Tenant Deposits. All tenant security deposits (and interest thereon if required by law or contract to be earned thereon) shall be transferred or credited to Buyer at Closing. As of the closing, Buyer shall assume Seller's obligations related to tenant security deposits, but only to the extent they are properly credited and transferred to Buyer.

         10. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller does represent and warrant to Buyer and will reaffirm at the time of Closing, to wit:

                  a) Seller has not received notice of condemnation of all or any part of the Premises, notice of any assessment for public improvements, or notices with respect to any zoning ordinance or other law, order, regulation or requirement relating to the use of ownership of the Premises and, so far as known to Seller, there is no violation of any such governmental law, order, regulation or requirement.

                  b) Seller is not indebted to the federal government or any other public authorities for delinquent taxes, assessment or other charges of any nature whatsoever for which a lien has been or could be asserted against the Seller or the Premises and which will not be fully paid and discharged or released upon or prior to Closing.

                  c) Seller covenants and agrees that Seller, Seller's agents, servants, employees or tenants, if applicable, shall not in any way materially alter the present state of the Premises so long as this Agreement is in effect.

                  d) Seller has no knowledge, actual or constructive, that there has been a storage or deposit of hazardous substance on the Premises. Hazardous substances being any such substance as regulated or controlled as a hazardous or toxic substance by any governmental rule, regulation or statute.

                  e) There are no leases, written or oral, affecting the Premises which Seller is aware of, except for the existing leases, copies of which have all been provided to Buyer. All documents comprising the leases which affect the Premises, including all amendments, modifications, letter agreements, assignments and guaranties thereof or relating thereto have been provided by Seller to Buyer. There are no agreements, written or oral, affecting the Premises or any portion thereof in the nature of leases (including ground leases), concessions, licenses or occupancy agreements, or any amendments, modifications, side letters or guaranties thereof, other than the leases. True and correct copies of the leases have been previously delivered to Buyer.

                  f) Seller has fee simple title to the Premises, has the full right to enter into this Agreement and perform hereunder, and has not granted any option or entered into any other commitment to sell, lease other as hereinbefore permitted or encumber all or any part of the Premises.

                  g) Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and execute and deliver all documents to be executed by Seller pursuant hereto, and all required action therefor has or will by Closing be duly taken.

                  h) To the best of Seller's knowledge the consummation of the transaction contemplated by this Agreement will not result in a breach of any of the terms and conditions of, or constitute a default under, any agreement to which the Seller is now a party or which affects the Premises or violate or cause to be violated any judgment or decree of any court, administrative agency or governmental body.

                  i) The representations and warranties made hereunder shall be reaffirmed at Settlement and shall survive for a period of one (1) year from the Closing of this transaction and shall not be merged in the deed from Seller to Buyer.

                  j) All alterations and improvements required to be performed by the landlord under any of the leases has been completed, all construction and other allowances and monetary concessions required to be paid by the landlord under the leases has been paid, and no tenant under any of the leases is entitled to any free rent or rent concession period. All brokerage fees and commissions due for any period through Closing have been in full, excepting only commissions payable annually or with respect to lease renewal, extension or expansions options which have not yet been exercised by any respective tenant.

                  k) The Rent Roll attached hereto as Exhibit A is hereby certified by Seller to be true and correct as of the date hereof ("Rent Roll Certificate") and shows for each rentable space in the Premises the tenant name, space number, monthly base or minimum rental, and common area maintenance expense and real estate tax reimbursement amounts, security deposit held, any defaults known by Seller to exist under any lease, the expiration date of each lease and designating any rights to renew or extend a lease. There are no tenant security deposits to be held by the landlord under the leases except as listed in the Rent Roll Certificate. At the Closing, Seller shall deliver to Buyer an updated Rent Roll Certificate. If any adverse change shall occur in such Rent Roll Certificate, Buyer shall have the rights set forth in Section 19.N hereof.

                  l. Except as expressly set forth on the Rent Roll Certificate, neither Seller as the landlord nor, to Seller's actual knowledge, any tenant under any of the leases is in default under any of the leases, nor to Seller's actual knowledge is there in existence any condition or fact which with notice or passage of time, or both, shall constitute a default by either the landlord or the tenant thereunder. Except as set forth on the Rent Roll Certificate, Seller has not collected base or minimum rent more than one month in advance from any tenant (excluding security deposits). Except as expressly provided in the leases, no tenant shall be entitled to any rebates, rent concessions or free rent. No tenant is presently contesting or raising objection to Operating Expense Pass- Throughs payable under its lease. All tenants are currently in possession and operating and no tenant has given notice that it intends to cease the conduct of business or vacate its premises prior to the expiration of its lease term.

                  m) Except for lawsuits concerning personal injury and property damage which would be covered under Seller's existing commercial liability insurance policy and defense of which has not been denied by Seller's insurance company, there is no litigation or proceedings pending or, to Seller's knowledge, threatened against, Seller or otherwise related to the Property (including, but not limited to foreclosure, judicial sale, adverse possession, litigations with tenants or other proceedings.

                  n) Exhibit "C " attached hereto is a true, complete and correct list of all written and oral management, service, equipment, supply, maintenance or concession agreements with respect to or affecting the Premises (the "Service Contracts"). Except as specified on Exhibit "B", no such agreements exist which are not cancelable upon thirty (30) days notice. Each of the Service Contracts is in full force and effect and all amounts due thereunder have been paid in full. Neither Seller nor its agents have received any notice from any party to said agreements claiming the existence of any default or breach thereunder.

                  o) There are no pending certiorari proceedings or other real estate tax contests or appeals brought by or on behalf of Seller. To Seller's knowledge, the improvements on the Premises are currently fully assessed for tax purposes as completed and occupied improvements and are not currently subject to any tax abatement, exemption or temporary tax reduction of any kind, nor to any assessments/linkage/impact fees relating to the initial construction of the project.

                  p) EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, THIS SALE AND CONVEYANCE IS MADE ON AN AS-IS WHERE-IS BASIS AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PREMISES, THE STATE OF REPAIR OF THE PREMISES, OR WITH RESPECT TO SOIL CONDITIONS OR THE PRESENCE OR RELEASE OF HAZARDOUS MATERIALS. THIS DISCLAIMER DOES NOT EFFECT AN ASSUMPTION OF ANY LIABILITY BY BUYER AND IT SHALL NOT BE CONSTRUED TO WAIVE ANY RIGHTS OF CONTRIBUTION OR INDEMNITY OR OTHERWISE AFFECT THE LIABILITIES OF THE PARTIES TO EACH OTHER OR TO THIRD PARTIES UNDER ENVIRONMENTAL LAWS.

         11. Closing and Delivery of Deed. Closing shall be held thirty (30) days after completion of the Due Diligence Period, as hereinbefore provided. Closing shall take place by use of an escrow procedure reasonably acceptable to Seller and Buyer and using the Title Company as escrow agent (with all proceeds being wired through the national office of a national title company such as First American Title, Commonwealth Title Insurance Company, Chicago Title Insurance Company or the like) or at the offices of Seller's attorney, unless a different location is approved in writing by the parties. At Closing, Seller shall convey to Buyer good and marketable title to the Premises in the state required under Section 3 hereof by a recordable and transferable special warranty deed. Buyer shall pay one-half (1/2) of the total Pennsylvania realty transfer tax obligation, and shall furthermore contribute Thirty-Three Thousand Three Hundred and Thirty-Three ($33,333.00) Dollars toward the balance of said obligation of Seller. In addition to the deed, Seller shall execute and deliver to Buyer at the Closing (i) a general instrument of transfer, including a bill of sale and assignment and assumption of leases, in the form attached as Exhibit "D" hereto, (ii) a FIRPTA Certificate, (iii) an updated Rent Roll Certificate, certified by Seller as being true and correct as of the Closing Date, (iv) an updated schedule of leases, certified by Seller as being true and correct as of the Closing Date, (v) a certificate of Seller, certifying as of Closing Date the continued truth without material change (or identifying any changes therefrom which may not be reflected on the updated Rent Roll Certificate or updated schedule of leases) of all of the representations and warranties of Seller set forth in Section 10 hereof, (vi) the estoppel certificates required under Section 6 hereof, (vii) notices to each tenant advising them of the sale and directing them as to where all future payments of rent and notices should be sent, in form as required by the Buyer (which shall not be sent until after completion of the Closing), (viii) an "information for 1099 form", sufficient in order for the Buyer to report the sale to the Internal Revenue Service, (ix) an affidavit of title in form required by Buyer's title insurance company in order to insure title required to be delivered under
Section 3 hereof, and without exception for potential mechanic's lien claims,
(x) such other instruments and documents as may be reasonably required by Buyer's title company in order to establish Seller's due existence and good standing and authority to complete the transaction contemplated by this Agreement, (xi) originals (to the extent within Seller's possession or control) of each of the Property

Information, current as of the Closing Date (in particular, but without limitation, originals of all leases) and (xii) such other instruments or documents as may be otherwise referred to in this Agreement or which may be reasonably required in order to complete the transactions contemplated in this Agreement. Seller shall deliver full and exclusive possession of the Property to Buyer on the Closing Date, subject only to rights of tenants under the leases, as tenants only.

         12. BROKER/SELLER'S AGENT. It is understood that Seller shall be responsible for a real estate commission to Cassidy & Pinkard, and shall save Buyer harmless for liability therefor. Each party represents to the other that they have not dealt with any other broker on this transaction and will save harmless and indemnify the other for any claims for real estate commissions or other fees brought by any broker or other person claiming to have dealt with such party.

         13. GOVERNING LAW. This Agreement shall be construed and governed pursuant to the laws of the Commonwealth of Pennsylvania.

         14. SELLER'S DEFAULT. If there shall occur a material breach of a representation or warranty of Seller under this Agreement, or if Seller shall otherwise fail to perform its obligations as required under this Agreement, then Buyer may elect to (i) accept title to the Premises subject to the defaulted obligation of Seller, (ii) terminate this Agreement, in which event the Escrow Agent shall disburse the Deposit to Buyer and Seller shall reimburse Buyer for all costs incurred in Buyer's performance of due diligence with a limit of Twenty-Five Thousand ($25,000.00) Dollars, or (iii) bring an action against Seller for specific performance of this Agreement, and Buyer shall have the right to recover from Seller in such action its reasonable attorneys' fees and disbursements incurred in connection therewith. In the event Seller's default is a Willful Default (as hereinafter defined), Seller shall reimburse Buyer for all reasonable costs incurred in Buyer's performance of due diligence, plus the sum of One Hundred Thousand ($100,000.00) Dollars. The term "Willful Default" as used in this Agreement shall mean an intentional failure of Seller to observe or perform a material covenant or condition of this Agreement, the observance or performance of which is strictly within Seller's reasonable control (by way of example, but not way of limitation, the intentional refusal of Seller to convey title or the creation by Seller of the imposition of additional substantial liens on the Premises prior to Closing which Seller will not discharge at Closing shall be considered Seller's "Willful Default"). One of Double M Development's partners, Mark G. Caldwell, and an affiliate entity owned by Mark G. Caldwell, Caldwell Development, Inc., have also entered into sales agreements, contemporaneously herewith, with Buyer for properties commonly identified as Newport Plaza (Caldwell Development, Inc.) and Halifax Plaza (Mark
G. Caldwell, Individually). It is agreed that, if a default has occurred by Seller in any of these agreements, the same shall be deemed a default hereunder.


         15. BUYER'S DEFAULT. If this transaction fails to close due to the default of Buyer, then Seller's sole remedy in such event shall be to terminate this Agreement and to retain the deposits as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Buyer. The parties acknowledge that Seller's actual damages in the event of a default by Buyer under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties' best estimate of such damages. Buyer shall have no other remedies other than as specifically stated. Buyer has also entered into a sales agreements, contemporaneously herewith, with one of Double M Development's partners, Mark G. Caldwell and Caldwell Development, Inc., for properties commonly identified as Newport Plaza and Halifax Plaza and a default by Buyer in any of these agreements shall constitute a default hereunder.

         16. ATTORNEYS' FEES. The unsuccessful party in any litigation arising from breach or alleged breach of this Agreement will reimburse the successful party for any and all reasonable legal fees incurred in curing or attempting to cure a default.

         17. AMENDMENT. This Agreement shall not be altered, amended, changed or modified except in writing by the parties hereto.

         18. NOTICES. All notices required to be given by any of the provisions of this Agreement, unless otherwise stated, shall be in writing and delivered in person, by facsimile (with a copy concurrently sent out the same day by nationally recognized overnight delivery service), by certified mail, return receipt requested or by nationally recognized overnight delivery service, postage or shipping charges prepaid (or on standing account) to the appropriate party at the address set forth below or to such other address as such parties may hereafter specify by notice given in accordance with this section. All notices to be set forth below.

         a) To the Seller:

                  Double M Development
                  Attn: Mark G. Caldwell, Managing Partner
                  434 North Front Street
                  Wormleysburg, PA 17043

             With a copy to:
                  James R. Clippinger, Esquire
                  Caldwell & Kearns
                  3631 North Front Street
                  Harrisburg, PA 17110

         b) To the Seller:

                  Cedar Income Fund Partnership, L.P.
                  44 South Bayles Avenue
                  Port Washington, NY 11050
                  Attn:    Leo S. Ullman, President

             With a copy to:
                  Warren S. Sacks, P.C.
                  777 Westchester Avenue, Suite 204
                  White Plains, NY 10604

         Notices shall be deemed given on the date received, or if delivery is refused, on the date delivery is first attempted, provided however that notices by facsimile shall be deemed given on the date transmitted at or before 5:00 P.M., provided a copy is sent out the same day by nationally recognized overnight delivery service.

         19. Extension of Closing Date. Buyer may unilaterally extend the time for Closing for a period up to thirty (30) days, provided Buyer provides Seller written notice specifying the reason for extension of Closing no later than ten
(10) days prior to the date previously scheduled, and provided payments to Seller are made of Two Thousand Five Hundred ($2,500.00) Dollars per day for each additional day required for extension. It is understood that all such payment(s) shall be earned upon receipt and added to the purchase price.

         20. MISCELLANEOUS

         A. Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Buyer and/or Seller may assign this Agreement without Seller's consent to an affiliate or to effect an exchange pursuant to Paragraph 19.K. herein. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this Paragraph, the term "affiliate" means (i) an entity that directly or indirectly controls, is controlled by or is under common control with the Buyer or of which Buyer or its affiliated entity is the general partner or managing member, or (ii) an entity at least a majority of whose economic interest is owned by Buyer; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

         B. Paragraph Headings. All references to paragraph headings are for convenience only and shall neither limit nor expand any of the written terms of this Agreement.

         C. Time is of the Essence. Time is of the essence with regard to the respective duties and obligations of the parties hereto.

         D. Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments at Closing.

         E. No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree or otherwise.

         F. Complete Agreement. This Agreement contains the entire and binding agreement between Seller and Buyer. There are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale.

         G. Confidentiality. Seller shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Buyer; provided, however, that Seller may make disclosure of this Agreement to its lenders, creditors, officers, employees and agents to perform its obligations hereunder.

         H. Consents. Any consents required to be obtained in accord with this Agreement shall not be unreasonably withheld, conditioned or delayed.

         I. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

         J. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks, in which event the period shall run until the end of the next day which is neither a Saturday, Sunder or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. daylight savings time.

         K. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

         L. Section 1031 Exchange. Both Buyer and Seller shall have the right to consummate this transaction as part of a so-called like kind exchange (the, "Exchange") pursuant to ss.1031 of the Internal Revenue Code of 1986, as amended (the, "Code"), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to either party's obligation under this Agreement, (ii) the party engaging in the Exchange shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) neither party shall be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; (iv) the party engaging in the Exchange shall pay any additional costs that would not otherwise have been incurred by the other had the transaction not been consummated through the Exchange. Neither party shall by this agreement or acquiescence to the Exchange:
(a) have their rights under this Agreement affected or diminished in any manner, or (b) be responsible for compliance with or be deemed to have warranted to the other that the Exchange in fact complies with ss.1031 of the Code.

         M. Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after Closing, any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Premises to Buyer.

         N. Changed Circumstances. If any event shall occur after the Commencement Date, and before the Closing Date, which is not caused by Seller ("Changed Circumstances"), that renders untrue any representation or warranty made by Seller in this Agreement, it shall not constitute a breach by Seller of such representation or warranty, and Seller's reaffirmation of such representation or warranty at Closing may be qualified by such Changed Circumstance. If Seller shall obtain knowledge of any Changed Circumstance, Seller shall provide notice thereof to Buyer within a reasonable period of time. In the event Buyer receives actual notice of any Material Changed Circumstance, whether from Seller or any other source, including its own investigations, then Buyer shall have the right to terminate this Agreement, in which event both parties shall be relieved from any further obligation under this Agreement, and the Deposit shall be returned to Buyer. For purposes of this Agreement, a "Material" Changed Circumstance shall be one that (when taken together with all other Changed Circumstances) would be reasonably expected to decrease the annual net operating income of the Property by more than one and one-half of one percent or would otherwise reasonably be considered material by a Buyer of similar properties.

         IN WITNESS WHEREOF, the parties, representing to each other that the authorized representative of the party executing on behalf of each party is duly authorized and has the ability to so execute the document on behalf of that party, have caused this Agreement to be executed as of the day and year first above written.

                                           BUYER:

ATTEST:                                    CEDAR INCOME FUND PARTNERSHIP, L.P.

________________________________           By:_________________________________

                                           Title:______________________________

                                           SELLER:

ATTEST:                                    DOUBLE M DEVELOPMENT

________________________________           By:_________________________________

                                           Title:______________________________


Escrow Agent hereby acknowledges receipt of The First Deposit and agrees to hold and disburse The Deposit in accordance with all of the terms and conditions of the foregoing Agreement.

ESCROW AGENT

By:__________________________________